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                                                                   Exhibit 99.38

                                                                [CONFORMED COPY]


                                LIBERTY HSN, INC.
                      8101 EAST PRENTICE AVENUE, SUITE 500
                            ENGLEWOOD, COLORADO 80111



As of October 19, 1997



HSN, Inc.
152 West 57th Street
New York, NY 10019

Ladies and Gentlemen:

                  Reference is made to (i) that certain Exchange Agreement (the "Liberty Exchange Agreement"), dated as of December 20, 1996, by and between Liberty HSN, Inc. ("Liberty HSN") and HSN, Inc. ("HSN") and (ii) that certain Exchange Agreement (the "New Exchange Agreement"), dated as of October 19, 1997, by and among HSN, Universal Studios, Inc. (and certain of its subsidiaries) and Liberty Media Corporation (and certain of its subsidiaries) ("Liberty"). All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the New Exchange Agreement.

                  In connection with and in consideration of the transactions contemplated by the New Exchange Agreement, Liberty and HSN hereby agree as follows:

                           (i) Unless otherwise agreed by Liberty and HSN, no Liberty HSN Exchange Shares or LLC Shares shall be exchanged prior to
         (i) the earliest to occur of the moment immediately prior to the Holder Closing (as may be effected by agreement of Liberty and HSN in anticipation of such Holder Closing), (ii) the termination of the Investment Agreement with respect to the transactions contemplated to occur at the Holder Closing, and (iii) June 30, 1998 (unless the date of the Holder Closing is extended beyond such date).

                           (ii) At such time as Liberty is entitled or otherwise permitted to Own additional shares of HSN Stock in accordance with paragraph 2.1(d) of the New Exchange Agreement, but following the issuance of all Contingent Shares and prior to the exchange of any Liberty HSN Exchange Shares, HSN shall have the right, subject to the applicable terms and conditions of the New Exchange Agreement, to require the members of the Liberty Group to exchange a number of LLC Shares at the then applicable Exchange Rate (as of the Exchange Date) for shares of HSN Common Stock, rounded down to the nearest whole
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         number, which would result in the issuance to such members of the
         Liberty Group of an aggregate number of shares of HSN Common Stock up to the then Available HSN Amount.

                           (iii) HSN shall have the option, which may be exercised at any time or from time to time, after the issuance or expiration of all Contingent Shares, to suspend Liberty HSN's right to exchange the Liberty HSN Exchange Shares in connection with a future issuance of shares of HSN Stock in order to permit HSN to repurchase (in compliance with applicable law, including the FCC Regulations) up to 10 million shares of HSN Stock, which suspension shall remain in effect as long as HSN continues to make diligent efforts to effect such repurchase and to complete such repurchase as promptly as reasonably practicable.

                           (iv) Except as expressly set forth in clauses (i),
         (ii) and (iii) above, the provisions of this Letter Agreement and the New Exchange Agreement and the transactions contemplated hereby and thereby (x) shall not modify or amend the Liberty Exchange Agreement and (y) shall not constitute a waiver or amendment by Liberty HSN of any of its rights under the Liberty Exchange Agreement.




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                  If the foregoing provisions are acceptable to you, please
execute and return the enclosed copy of this Letter Agreement.

                                                Sincerely,

                                                LIBERTY HSN, INC.


                                                By: /s/ Robert R. Bennett
                                                    -----------------------
                                                Name:   Robert R. Bennett
                                                Title:  President


Accepted and Agreed:

HSN, INC.


By:    /s/ Victor A. Kaufman
       ----------------------
Name:  Victor A. Kaufman
Title: Office of Chairman


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